(d)(1)(ii)

March 1, 2020

Voya Mutual Funds

7337 E. Doubletree Ranch Road

Suite 100

Scottsdale, AZ 85258

Ladies and Gentlemen:

By this letter dated March 1, 2020, we have agreed to waive the management fee payable to us under the Investment Management Agreement, dated November 18, 2014, as amended and restated on May 1, 2015, between Voya Investments, LLC and Voya Mutual Funds (“VMF”) (the “Agreement”), with respect to Class P shares of Voya Multi-Manager Emerging Markets Equity Fund (the “Fund”), a series of VMF.  Such waiver will be in an amount equal to the management fees allocated to, and otherwise payable by, the Class P shares of the Fund, thereby reducing the post-waiver fee rate payable by the Class P shares to 0.00%.

By this letter, we agree to waive the management fee for the period from March 1, 2020 through March 1, 2021.

Notwithstanding the foregoing, termination or modification of this letter requires approval by the Board of Trustees of VMF.

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Please indicate your agreement to this reduction in fee by executing below in the place indicated.

Very sincerely,

By:	/s/ Todd Modic
Todd Modic
Senior Vice President
Voya Investments, LLC

Agreed and Accepted:

Voya Mutual Funds

(on behalf of the Fund)

By:	/s/ Kimberly A. Anderson
Kimberly A. Anderson
Senior Vice President